As filed with the Securities and Exchange Commission on January 14, 2016

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EL CAPITAN PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0482413
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8390 Via de Ventura, Suite F-110

Scottsdale, Arizona 85258

(928) 515-1942

(Address of principal executive offices)

El CapitaN Precious Metals, INC. 2015 EQUITY Incentive PLAN

(Full title of the Plan)

John F. Stapleton

Chief Financial Officer

El Capitan Precious Metals, Inc.

8390 Via de Ventura, Suite F-110

Scottsdale, Arizona 85258

(Name and address of agent for service)

(928) 515-1942

(Telephone number, including area code, of agent for service)

Copies to:

William M. Mower, Esq.

Maslon LLP

3300 Wells Fargo Center, 90 South 7th Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-8200

Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

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CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Proposed Maximum Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.001 per share	8,000,000	$0.05	$400,000	$40.28

 _______________

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on January 12, 2016, as reported on the OTC Bulletin Board.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed on January 11, 2016; and

(b)	Current Reports on Form 8-K filed on October 14, 2015, November 27, 2015, December 10, 2015 and December 18, 2015.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses reasonably incurred or suffered in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of his or her own willful misconduct or gross negligence.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of the registrant’s articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

Exhibit. No.	Description

4.1	El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 14, 2015)
4.2	Amendment No. 1 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 18, 2015)
5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of MaloneBailey, LLP (filed herewith)
23.2	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9.    Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for fi ling on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 14th day of January, 2016.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ John F. Stapleton
John F. Stapleton
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints John F. Stapleton as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 14th day of January, 2016, by the following persons in the capacities indicated.

Name	Title

/s/ Charles C. Mottley	President and Chief Executive Officer
Charles C. Mottley	(Principal Executive Officer) and Director

/s/ John F. Stapleton	Chief Financial Officer
John F. Stapleton	(Principal Financial and Accounting Officer)
Chairman of the Board and Director

/s/ Clyde L. Smith	Director
Clyde L. Smith

Timothy J. Gay	Director
Timothy J. Gay

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EXHIBIT INDEX

Exhibit. No.	Description

4.1	El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 14, 2015)
4.2	Amendment No. 1 to El Capitan Precious Metals, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 18, 2015)
5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of MaloneBailey, LLP (filed herewith)
23.2	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

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